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As filed with the Securities and Exchange Commission on September 15, 2003

Registration No. 333-107994

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SILICON VALLEY BANCSHARES
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1962278 (I.R.S. Employer Identification Number)

3003 Tasman Drive
Santa Clara, California 95054-1191
(408) 654-7400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Derek Witte, Esq.
General Counsel and Secretary
Silicon Valley Bancshares
3003 Tasman Drive
Santa Clara, California 95054-1191
(408) 654-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
John A. Fore, Esq.
Martin W. Korman, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Zero Coupon Convertible Subordinated Notes due June 15, 2008	$150,000,000	89.06%	$133,590,000	$10,808

Common Stock, $0.001 par value, and the associated preferred stock purchase rights	(3)	(3)	(3)	(4)(5)

(1)
The Zero Coupon Convertible Subordinated Notes due June 15, 2008 (the "Notes") were issued at an original price of $1,000 per $1,000 principle amount at maturity, which represents an aggregate initial issue price and an aggregate principal amount at maturity of $150,000,000.
(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices for the registrant's Notes on August 11, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)
Includes 4,460,609 shares of common stock issuable upon conversion of the notes at the initial conversion price of approximately $33.6277 per share. Also includes, pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(5)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 12, 2003

$150,000,000

Zero Coupon Convertible Subordinated Notes due June 15, 2008 and the Common Stock Issuable Upon Conversion of the Notes

        We issued the notes in a private placement in May 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

        The notes will mature on June 15, 2008. We may not redeem the notes prior to their maturity.

        The notes are convertible at any time on or before the maturity date into shares of our common stock at an initial conversion price of $33.6277 per share if (1) the price of our common stock issuable upon conversion of a note reaches a specified threshold, (2) specified corporate transactions occur or (3) the trading price for the notes falls below certain thresholds. The conversion price will be subject to adjustment for specified events. The conversion price is equivalent to a conversion rate of approximately 29.7374 shares per $1,000 principal amount of notes. Our common stock is quoted on The Nasdaq National Market under the symbol "SIVB." The closing sale price of our common stock on September 11, 2003 was $25.60 per share.

        The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to all indebtedness and all liabilities of our subsidiaries. Payment of principal of the notes may be accelerated only in the case of certain events of our bankruptcy or reorganization. There is no right of acceleration in the case of our default in the performance of any agreement or covenant.

        The interest rate on the notes is zero. The notes do not accrete interest.

        The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary and are not insured by The Federal Deposit Insurance Corporation, or other government entity.

        The securities offered hereby involve risks. See "Risk Factors" on page 6.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

	Page		Page
WHERE YOU CAN FIND MORE INFORMATION	i	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	33
SUMMARY	2	SELLING SECURITYHOLDERS	38
RISK FACTORS	6	PLAN OF DISTRIBUTION	42
FORWARD-LOOKING STATEMENTS	14	LEGAL MATTERS	43
USE OF PROCEEDS	15	EXPERTS	43
RATIO OF EARNINGS TO FIXED CHARGES	15
DESCRIPTION OF THE NOTES	16
DESCRIPTION OF CAPITAL STOCK	31

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information regarding companies, such as Silicon Valley Bancshares, that file electronically with the SEC. You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Silicon Valley Bancshares SEC Filings (File No. 0-15637)	Period
Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2003 Annual Meeting of Stockholders incorporated by reference therein)	Year ended December 31, 2002
Current Reports on Form 8-K	Filed on January 16, 2003, May 7, 2003 and May 15, 2003
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003 and June 30, 2003
Description of our common stock as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on April 23, 1987
Description of our preferred share purchase rights as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on October 27, 1998

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes under this document shall also be deemed to be incorporated in this prospectus by reference; provided, however, that we are not incorporating any information from any future filed documents furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

        You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Silicon Valley Bancshares 3003 Tasman Drive Santa Clara, CA 95054 (408) 654-7400 Attn: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. These filings are also available free of charge through our Internet website, at http://www.svb.com.

i

SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Silicon Valley Bancshares," "we," "our" and "us" refer to Silicon Valley Bancshares and its consolidated subsidiaries, unless otherwise specified.

Silicon Valley Bancshares

        We are a bank holding company and a financial holding company. Our principal subsidiary, Silicon Valley Bank, is a California state-chartered bank and a member of the Federal Reserve System. Silicon Valley Bank's deposits are insured by the Federal Deposit Insurance Corporation.

        Silicon Valley Bank's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by Silicon Valley Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of its earnings. Silicon Valley Bank also provides a wide variety of fee-based financial services to its clients, including private label client investment and sweep products, foreign exchange products and deposit services. Over the long term, Silicon Valley Bank seeks to generate strong operating results by leveraging its lending practice to obtain warrant agreements to purchase equity in the technology and life sciences companies of the future.

        Our strategy is to increase our revenues by marketing our full range of financial products and services to clients and venture capital industry contacts we originally developed through our commercial banking business. In addition to our commercial banking services, we engage in venture capital fund and direct equity investment activities, fee-based merger and acquisition services and venture capital fund and fund of funds management. We believe that our ability to successfully cross-sell our banking and financial services to our clients is one of the strengths of our business model.

        We serve more than 9,500 clients across the country through 27 regional offices. We have 11 offices throughout California and operate regional offices across the country, including Arizona, Colorado, Florida, Georgia, Illinois, Massachusetts, Minnesota, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia, and Washington. We serve emerging-growth and mature companies in the technology and life sciences markets, as well as premium wineries. We believe our focus on specialized markets and extensive knowledge of the people and business issues driving them allows us to provide a level of service and partnership that contributes to our clients' success.

        We originally incorporated in California in 1982, and reincorporated in Delaware in 1999. Our corporate headquarters is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

The Offering

        The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the term of the notes, see the section entitled "Description of the Notes" in this prospectus.

Securities Offered	$150,000,000 principal amount of Zero Coupon Convertible Subordinated Notes due June 15, 2008 and shares of common stock issuable upon conversion of the notes.
Interest	Interest on the notes will be zero unless specified defaults under the registration rights agreement occur. See "Description of the Notes—Registration Rights."
Maturity Date	June 15, 2008.
Conversion Rights
You will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time prior to maturity, subject to certain limitations described herein, at the conversion price of $33.6277 per share, if:
•
during the period ending June 15, 2007, the closing sale price of our common stock for the last trading day of the immediately preceding fiscal quarter was 110% or more of the then current conversion price of the notes;
	•	during the period after June 15, 2007, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the notes;
•
we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;
•
we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or

•
we become a party to a consolidation, merger or sale of all or substantially all of our assets or other similar transactions occur, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The Nasdaq National Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests.
You may also convert your notes into shares of our common stock:
•
at any time prior to June 15, 2006 after any five consecutive trading-day period in which the average trading prices for the notes for that five trading-day period was less than 103% of the average conversion value for the notes during that period; and
•
at any time on or after June 15, 2006 and prior to maturity after any five consecutive trading-day period in which the average trading prices for the notes for that five trading-day period was less than 97% of the average conversion value for the notes during that period, however, you may not convert your notes on or after June 15, 2006 if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price on the notes.

For each $1,000 of aggregate principal amount of notes converted, we will deliver approximately 29.7374 shares of our common stock. Upon conversion and subject to our having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") if then required under applicable capital regulations, guidelines or policies, we may elect to deliver cash in lieu of shares of common stock or a combination of cash and shares of common stock. The conversion price is subject to adjustment upon certain events. See "Description of the Notes—Conversion of Notes."
Optional Redemption	We may not redeem the notes prior to their maturity date.
Sinking Fund	None.

Subordination
The notes are general unsecured obligations of Silicon Valley Bancshares. The notes are subordinated in right of payment to all existing and future senior indebtedness. The notes are also be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. As of June 30, 2003, we had $27.3 million of senior indebtedness outstanding for purposes of the indenture and our subsidiaries had approximately $140.8 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles). We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture.
Limited Right of Acceleration
The notes may be accelerated only in the event of our bankruptcy or reorganization. The indenture does not provide for any right of acceleration of the payment of principal of the notes as a result of any failure by us to comply with the covenants or agreements contained in the indenture. In the event of a failure by us to perform any covenants or agreements contained in the indenture, the trustee, subject to certain limitations and conditions, may, in lieu of accelerating the maturity of the notes, seek to enforce the performance of such covenants or agreements.
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock into which the notes may be converted.
Listing of Common Stock	The common stock is listed on The Nasdaq National Market under the symbol "SIVB."

RISK FACTORS

        Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock and the notes offered by this prospectus could decline.

Risks Related to Our Business

If a significant number of clients fail to perform under their loans, our business, profitability, and financial condition would be adversely affected.

        As a lender, the largest risk we face is the possibility that a significant number of our client borrowers will fail to pay their loans when due. If borrower defaults cause losses in excess of our allowance for loan losses, it could have an adverse effect on our business, profitability, and financial condition. We have established an evaluation process designed to determine the adequacy of the allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent on our experience and judgment. We cannot assure you that our allowance for loan losses will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, profitability or financial condition.

Because of the credit profile of our loan portfolio, our levels of nonperforming assets and charge-offs can be volatile, and we may need to make material provisions for loan losses in any period, which could cause reduced net income or increased net losses in that period.

        Our loan portfolio has a credit profile different from that of most other banking companies. Many of our loans are made to companies in the early stages of development with negative cash flow and no established record of profitable operations. In many cases, repayment of the loan is dependent upon receipt of additional equity financing from venture capitalists or others. Collateral for many of the loans often includes intellectual property, which is difficult to value and may not be readily salable in the case of default. Because of the intense competition and rapid technological change that characterizes the companies in our technology and life science industry sectors, a borrower's financial position can deteriorate rapidly. We also make loans that are larger, relative to the revenues of the borrower, than those made by traditional small business lenders, so the impact of any single borrower default may be more significant to us. Because of these characteristics, our level of nonperforming loans and loan charge-offs can be volatile and can vary materially from period to period. Changes in our level of nonperforming loans may require us to make material provisions for loan losses in any period, which could reduce our net income or cause net losses in that period.

Decreases in amount of capital available to start-up and emerging growth companies could adversely affect our business, profitability, and growth prospects.

        Our strategy has focused on providing banking products and services to emerging growth and middle-market companies receiving financial support from sophisticated investors, including venture capitalists, "angels," and corporate investors. In some cases, our lending credit decision is based on our analysis of the likelihood that our venture capital or angel-backed client will receive a second or third round of equity infusion from investors. The amount of capital available to startup and emerging growth companies has decreased in the past three years, which has caused our client deposit balances to decline. If the amount of capital available to such companies continues to decrease, it is likely that the number of new clients and investor financial support to our existing borrowers would decrease, having an adverse effect on our business, profitability and growth prospects.

        Among the factors that have and could in the future affect the amount of capital available to startup and emerging growth companies are the receptivity of the capital markets to initial public offerings or mergers and acquisitions of companies within our technology and life science industry sectors, the availability and return on alternative investments, and general economic conditions in the technology and life sciences industries. Over the past three years, the stock prices of many technology and life science companies have declined substantially, and the capital markets have been less receptive to initial public offerings. Reduced capital markets valuations could further reduce the amount of capital available to startup and emerging growth companies, including companies within our technology and life science industry sectors.

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

        Silicon Valley Bancshares, Silicon Valley Bank, and their subsidiaries are extensively regulated under federal and state law. These regulations are intended primarily for the protection of depositors, other clients, and the deposit insurance fund—not for the benefit of stockholders or security holders. Federal and state laws and regulations limit the activities in which Silicon Valley Bancshares, Silicon Valley Bank, and their subsidiaries may engage. In addition, Silicon Valley Bancshares, Silicon Valley Bank and their subsidiaries are required to maintain certain minimum levels of capital. Federal and state banking regulators possess broad powers to take supervisory action, as they deem appropriate, with respect to Silicon Valley Bancshares and Silicon Valley Bank. Alliant Partners and SVB Securities, both broker-dealer subsidiaries, are regulated by the SEC and the NASD. Violations of the stringent regulations governing the actions of a broker-dealer can result in the revocation of broker-dealer licenses, the imposition of censures or fines, the issuance of cease and desist orders, and the suspension or expulsion from the securities business of a firm, its officers or employees. Supervisory actions can result in higher capital requirements, higher insurance premiums, and limitations on the activities of Silicon Valley Bancshares, Silicon Valley Bank or their subsidiaries. These supervisory actions could have a material adverse effect on our business and profitability.

Warrant, venture capital fund, and direct equity investment portfolio gains or losses depend upon the performance of the portfolio investments and the general condition of the public equity markets, which is uncertain.

        We have historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. We may not be able to realize gains from warrants in future periods, or our realized gains may be materially less than the current level of unrealized gains disclosed in this prospectus. We also have made investments in venture capital funds as well as direct equity investments in companies. The timing and amount of income, if any, from the disposition of client warrants, venture capital funds and direct equity investments typically depend upon factors beyond our control, including the performance of the underlying portfolio companies, investor demand for initial public offerings, fluctuations in the market prices of the underlying common stock of these companies, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. In addition, our investments in venture capital funds and direct equity investments have lost value and could continue to lose value or become worthless, which would reduce our net income or could cause a net loss in any period. All of these factors are difficult to predict, particularly in the current economic environment. If equity market conditions do not improve, it is likely that additional investments within our existing portfolio will become impaired. However, we are not in a position to know at the present time which specific investments, if any, are likely to be impaired or the extent or timing of individual impairments. Therefore, we cannot predict future investment gains or losses with any degree of accuracy, and any gains or losses are likely to vary materially from period to period.

Public offerings and mergers and acquisitions involving our clients can cause loans to be paid off early, which could adversely affect our business and profitability.

        While an active market for public equity offerings and mergers and acquisitions generally has positive implications for our business, one negative consequence is that our clients may pay off or reduce their loans with us if they complete a public equity offering or are acquired or merge with another company. Any significant reduction in our outstanding loans could have a material adverse effect on our business and profitability.

Our current level of interest rate spread may decline in the future. Any material reduction in our interest spread could have a material impact on our business and profitability.

        A major portion of our net income comes from our interest rate spread, which is the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates we receive on interest-earning assets, such as loans extended to our clients and securities held in our investment portfolio. Interest rates are highly sensitive to many factors beyond our control, such as inflation, recession, global economic disruptions, and unemployment. In addition, legislative changes could affect the manner in which we pay interest on deposits or other liabilities. For example, Congress has for many years debated repealing a law that prohibits banks from paying interest rates on checking accounts. If this law were to be repealed, we would be subject to competitive pressure to pay interest on our clients' checking accounts, which would negatively affect our interest rate spread. Any material decline in our interest rate spread would have a material adverse effect on our business and profitability. For example, between January 1, 2001 and June 30, 2003, the federal funds interest rate declined by 550 basis points. Consequently, our quarterly net interest margin decreased by 160 basis points, from the fourth quarter of 2000 to the second quarter of 2003.

Adverse changes in domestic or global economic conditions, especially in the technology sector and especially in California, could have a material adverse effect on our business, growth, and profitability.

        If conditions worsen in the domestic or global economy, especially in the technology sector, our business, growth and profitability are likely to be materially adversely affected. Many of our technology clients have been harmed by the current economic slowdown, and would be further harmed by the continuation or worsening of the global or U.S. economic slowdown. Our clients may be particularly sensitive to disruptions in the growth of the technology sector of the U.S. economy. In addition, a substantial number of our clients are geographically concentrated in California, and adverse economic conditions in California could harm the businesses of a disproportionate number of our clients. To the extent that our clients' underlying businesses are harmed, they are more likely to default on their loans. The current economic slowdown has resulted in both lower average interest-earning assets and average client deposit balances, as compared to prior periods, thus reducing our net interest income. Net interest income in 2002 was $194.7 million, down from $263.0 million in 2001.

If we fail to retain our key employees, our growth and profitability could be adversely affected.

        We rely on experienced client relationship managers and on officers and employees with strong relationships with the venture capital community to generate new business. If a significant number of these employees were to leave us, our growth and profitability could be adversely affected. We believe that our employees frequently have opportunities for alternative employment with competing financial institutions and with our clients. We did not pay any incentive compensation in 2001 and paid minimal amounts in 2002. The lack of meaningful incentive compensation payouts increases the risk associated with employee retention.

We cannot assure you that we will be able to maintain our historical levels of profitability in the face of sustained competitive pressures.

        Other banks and specialty and diversified financial services companies, many of which are larger and have more capital than we do, offer lending, leasing and other financial products to our customer base. In some cases, our competitors focus their marketing on our industry sectors and seek to increase their lending and other financial relationships with technology companies, early stage growth companies or special industries such as wineries. In other cases, our competitors may offer a financial product that provides an alternative to one of the products we offer to our clients. When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges.

We face risks in connection with completed or potential acquisitions.

        We completed one acquisition in each of 2002 and 2001 and, if appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business.

        Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on our business, results of operations, and/or financial condition. Any such future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on terms favorable to us, or at all; and such financing, if available, might be dilutive.

        Upon completion of an acquisition, we are faced with the challenges of integrating the operations, services, products, personnel, and systems of acquired companies into our business, which may divert management's attention from ongoing business operations. In addition, acquisitions of new businesses may subject us to regulatory scrutiny. We cannot assure you that we will be successful in integrating any acquired business effectively into the operations of our business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized.

We could be liable for breaches of security in our online banking services. Fear of security breaches could limit the growth of our online services.

        We offer various Internet-based services to our clients, including online banking services, a client exchange program, and a Web site where our clients can exchange information with one another. The secure transmission of confidential information over the Internet is essential to maintain our clients' confidence in our online services. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect client transaction data. Although we have developed systems and processes that are designed to prevent security breaches and periodically test our security, failure to mitigate breaches of security could adversely affect our ability to offer and grow our online services and could harm our business.

        People generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. Our ability to provide financial services over the Internet would be severely impeded if clients became unwilling to transmit confidential information online. As a result, our operations and financial condition could be adversely affected.

We face risks associated with international operations.

        A component of our strategy is to expand internationally on a limited basis. Expansion into international markets, albeit on a limited basis, will require management attention and resources. We have limited experience in internationalizing our service, and we believe that many of our competitors are also undertaking expansion into foreign markets. There can be no assurance that we will be successful in expanding into international markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and to expand our international presence, there are certain risks inherent in doing business on an international basis, including, among others, regulatory requirements, legal uncertainty regarding liability, tariffs, and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, problems in collecting accounts receivable, political instability, seasonal reductions in business activity, and potentially adverse tax consequences, any of which could adversely affect the success of our international operations. To the extent we expand into international operations and have additional portions of our international revenues denominated in foreign currencies, we could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on our business, results of operations, and/or financial condition.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services.

        Our success depends, in part, upon our ability to adapt our products and services to evolving industry standards and consumer demand. There is increasing pressure on financial services companies to provide products and services at lower prices. In addition, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products or services. A failure to achieve market acceptance of any new products we introduce, or a failure to introduce products that the market may demand, could have an adverse effect on our business, profitability, or growth prospects.

We have businesses other than banking.

        In addition to commercial banking services, we provide merger and acquisition advisory services, merchant banking services, investment advisory services, and other business services. We may in the future develop or acquire other non-banking businesses. As a result of other such businesses, our earnings could be subject to risks and uncertainties that are different than our commercial banking services.

If Alliant Partners does not meet earnings targets or is unable to retain key employees, we could have further impairment of related goodwill.

        In 2001, we acquired the assets of Alliant Partners, which offers merger and acquisition advisory services. The success of this business is dependent on a number of factors, including the general level of merger and acquisition activity and client company valuations, which have been negatively affected by the current economic slowdown. Alliant Partners' success is also dependent on the continued employment of several key employees of Alliant Partners.

        We test for impairment of goodwill relating to Alliant Partners on an annual basis, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. We conducted our annual valuation analysis of the Alliant Partners reporting unit as of the end of the second quarter of 2003. We concluded at that time that we had an impairment of goodwill based on our market approach valuation and forecasted discounted cash flows for that reporting unit. In measuring the amount of goodwill impairment, we made a hypothetical allocation of the estimated fair value of the reporting unit to the tangible and intangible assets (other than goodwill) of the reporting unit. Based on this allocation, we concluded that $17.0 million of the related goodwill was impaired and was required to be expensed as a non-cash charge to continuing operations during the second quarter of 2003.

        If Alliant Partners does not meet the most recent projected revenues targets, or if certain key employees were to leave Alliant Partners, we could conclude that the value of the business has decreased and that goodwill relating to Alliant Partners has been further impaired. If we were to conclude that goodwill has been further impaired, that conclusion would result in a non-cash goodwill impairment charge to us, which would adversely affect our results of operations.

Risks Related to the Notes and Our Common Stock

The notes are subordinated and there are no financial covenants in the indenture. In addition, as a holding company, our ability to service our debt is dependent on the earnings of, and the receipt of distributions from, our subsidiaries.

        The notes are general unsecured obligations of Silicon Valley Bancshares and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults or other specified defaults on our designated senior indebtedness.

        We are a bank holding company and a financial holding company. Substantially all of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual restrictions. In addition, various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2003, we had approximately $27.3 million of senior indebtedness outstanding and our subsidiaries had approximately $140.8 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes would have been effectively subordinated.

        Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

You have limited rights of acceleration in the event of a default.

        The notes may only be accelerated in the event of our bankruptcy or reorganization. The indenture does not provide for any right of acceleration of the payment of the principal of the notes as a result of any failure by us to comply with the covenants or agreements contained in the indenture. In the event of a failure by us to perform any covenants or agreements contained in the indenture, the trustee, subject to certain limitations and conditions, may, in lieu of accelerating the maturity of the notes, seek to enforce the performance of such covenants or agreements.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

A market may not develop for the notes.

        There is no established public trading market for the notes. At the time of the original issuance of the notes in a private placement in May 2003, the initial purchaser advised us that it intended to make a market in the notes. However, the initial purchaser is not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the common stock issuable upon conversion of the notes when desired or at attractive prices.

        The market price of our common stock could decrease in price rapidly and significantly at any time. The market price of our common stock has fluctuated in recent years. Between January 1, 2001 and August 29, 2003, the price of our common stock has ranged from a low of $14.00 per share to a high of $39.13 per share, and on September 11, 2003, the closing sale price was $25.60. Fluctuations may occur, among other reasons, in response to:

  •
  operating results;

  •
  market interest rates;

  •
  perceived value of our warrants, venture capital investments, and direct equity investments;

  •
  trends in our nonperforming assets or the nonperforming assets of other banks;

  •
  announcements by competitors;

  •
  economic changes;

  •
  general market conditions; and

  •
  legislative and regulatory changes.

        The trading price of our common stock may continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock on conversion also will be subject to the risk of volatility and depressed prices of our common stock.

Hedging transactions and other transactions may affect the value of the notes.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held at the time the notes were originally issued by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Credit Suisse First Boston International may have taken, and may continue to take, positions in our common stock in secondary market transactions and/or may have entered into, or may enter into various derivative transactions at or after the pricing of the notes. Such hedging arrangements could increase the price of our common stock. Credit Suisse First Boston International, or any transferee of any of its positions, is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

The notes may receive a lower rating than anticipated.

        One or more rating agencies may rate the notes. On May 13, 2003, Moody's Investors Service assigned a rating of "Baa2" to the notes. If one or more rating agencies assign the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have in the past and may in the future make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include:

  •
  projections of our future revenues, income, earnings per share, capital expenditures, capital structure or other financial items;

  •
  descriptions of strategic initiatives, plans or objectives for future operations, including pending acquisitions;

  •
  descriptions of products, services, and industry sectors;

  •
  forecasts of future economic performance; and

  •
  descriptions of assumptions underlying or relating to any of the foregoing.

        In this prospectus and the documents incorporated by reference, we make forward-looking statements discussing our expectations about:

  •
  future changes in our average loan balances and their impact on our net interest margin;

  •
  future changes in short-term interest rates and their impact on our earnings;

  •
  future changes in private label investment product balances due to transferring of private label investment operations from Silicon Valley Bank to its wholly owned broker-dealer subsidiary;

  •
  future revenues of Alliant Partners;

  •
  future investment gains or losses from private equity and venture capital fund investments;

  •
  future changes in trust preferred securities distributions expense due to changes in hedging interest rates;

  •
  future changes in equity market prices of client companies and its impact on future warrant income;

  •
  future market conditions and impairment charges on investments;

  •
  future credit losses due to nonperformance of other parties;

  •
  future changes in allowance for loan losses balance;

  •
  future cost of funds savings from raising capital through real estate investment trust;

  •
  future tax benefits from a real estate investment trust;

  •
  future common stock repurchases;

  •
  future funds generated through earnings and related impact on liquidity; and

  •
  future non-performing loans.

        You can identify these and other forward-looking statements by words such as "becoming," "may," "will," "should," "predicts," "potential," "continue," "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," or using the negative of such words, or comparable terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, and we have based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our forward-looking statements.

        For information about factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the "Risk Factors" section of this prospectus. We urge investors to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock into which the notes may be converted.

RATIO OF EARNINGS TO FIXED CHARGES

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)	2.6x	4.3x	4.2x	4.2x	5.3x	2.1x	1.6x
Ratio of earnings to fixed charges(2)	4.4x	10.8x	9.9x	20.7x	53.2x	19.8x	17.2x

(1)
This computation of the ratio of earnings to fixed charges includes interest expense on deposits. Ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which include deposit and other interest expense, distribution expense associated with trust preferred securities, plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor.

(2)
This computation of the ratio of earnings to fixed charges excludes interest expense on deposits. Ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which include other interest expense, distribution expense associated with trust preferred securities, plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of May 20, 2003 between us and Wells Fargo Bank Minnesota, National Association, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is filed as an exhibit to the registration statement to which this prospectus relates.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Silicon Valley Bancshares," "we," "our," or "us," we are referring to Silicon Valley Bancshares and not any of its subsidiaries.

General

        The notes are general unsecured obligations of Silicon Valley Bancshares and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into common stock as described under "—Conversion of Notes." The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on June 15, 2008.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Silicon Valley Bancshares.

        We will not pay interest on the notes unless specified defaults under the registration rights agreement occur.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time prior to maturity at the conversion price of $33.6277 per share, subject to the adjustments described below, if:

  •
  during the period ending June 15, 2007, the closing sale price of our common stock for the last trading day of the immediately preceding fiscal quarter was 110% or more of the then current conversion price;

  •
  during the period after June 15, 2007, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the notes;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

  •
  we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or other similar transactions occur, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The Nasdaq National Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests.

        In the case of the third and fourth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of the fifth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the case of a distribution identified in the third or fourth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting.

        You also may convert your notes into shares of our common stock:

  •
  at any time prior to June 15, 2006 after any five consecutive trading-day period in which the average trading prices for the notes for that five trading-day period was less than 103% of the average conversion value for the notes during that period; and

  •
  at any time on or after June 15, 2006 and prior to maturity after any five consecutive trading-day period in which the average trading prices for the notes for that five trading-day period was less than 97% of the average conversion value for the notes during that period, however, you may not convert your notes on or after June 15, 2006 pursuant to this clause if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price of the notes.

        Upon the occurrence of the circumstances described in either of the foregoing two bullet points, a holder may surrender notes for conversion at any time beginning on the date on which the notes become convertible through and including the close of business on the later of 10 trading days after the notes become convertible and the business day prior to the first day on which the average trading value for the notes for a five consecutive trading-day period exceeds the 103% or 97% conversion value thresholds, as the case may be.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

        The initial conversion price of $33.6277 is equivalent to a conversion rate of approximately 29.7374 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

        To convert your notes (other than a note held in book-entry form through DTC) into shares of our common stock you must:

  •
  complete and manually sign the conversion notice on the back of the note and deliver the notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        Holders of notes held in book-entry form through DTC must follow DTC's customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.

        Upon conversion, we will satisfy all of our obligations (the "conversion obligation") by delivering to you, at our option, and subject to our having received prior approval of the Federal Reserve if then required under applicable capital regulations, guidelines or policies, either shares of our common stock, cash or a combination of cash (which cash amount will not be less than the principal amount of the notes converted) and shares of our common stock, as follows:

  •
  Share Settlement. If we elect to satisfy the entire conversion obligation in shares of our common stock, then we will deliver to you a number of shares of our common stock equal to the aggregate principal amount of the notes you are converting divided by the then applicable conversion price.

  •
  Cash Settlement. If we elect to satisfy the entire conversion obligation in cash, then we will deliver to you cash in an amount equal to the product of (a) a number equal to the aggregate principal amount of notes to be converted by you divided by the then applicable conversion price, and (b) the arithmetic mean of the volume weighted average prices of our common stock on each trading day during the applicable cash settlement averaging period described below.

  •
  Combined Settlement. If we elect to satisfy a portion of the conversion obligation in cash (the "partial cash amount") and a portion in shares of our common stock, then we will deliver to you such partial cash amount plus a number of shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such partial cash amount divided by (b) the arithmetic mean of the volume weighted average prices of our common stock on each trading day during the applicable cash settlement averaging period described below. The partial cash amount will not be less than the principal amount of the notes that you convert.

        If we receive your notice of conversion on or prior to the day that is 30 days prior to the maturity date of the notes, then the following procedures shall apply:

  •
  If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the tenth trading day following receipt of your notice of conversion.

  •
  If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify you, through the trustee, of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount that is not less than the aggregate principal amount of notes tendered for conversion) at any time on or before the date that is two business days following receipt of your notice of conversion (the "settlement notice period"). Share settlement will apply automatically if we do not notify you that we have chosen another settlement method.

  •
  If we timely elect cash settlement or combined settlement, then you may retract your conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the "conversion retraction period"). You cannot retract your conversion notice (and your conversion notice therefore will be irrevocable) if we elect share settlement. If you have not retracted your conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable "cash settlement averaging period". The applicable cash settlement averaging period will be the five trading day period beginning on the first trading day after the conversion retraction period.

        If we receive your notice of conversion after the day that is 30 days prior to the maturity date of the notes, then the following procedures will apply:

  •
  On or prior to the day that is 30 days prior to the maturity date of the notes, we may notify you, through the trustee, that we intend to satisfy all conversion obligations by either cash settlement or combined settlement, and we will tell you in the notice the fixed dollar amount of cash that will be delivered to you, which will not be less than the aggregate principal amount of notes you tender for conversion. Share settlement will apply automatically if we do not notify you that we have chosen another settlement method. In any case, we will settle all conversions in the same way. You cannot retract your conversion notice if you deliver such notice after the day that is 30 days prior to the maturity date of the notes (and your conversion notice therefore will be irrevocable).

  •
  If we have timely elected cash settlement or combined settlement, then with respect to all subsequent conversions, settlement amounts will be computed as set forth above, except that the applicable "cash settlement averaging period" will be the 20 trading-day period that begins on the date that is the 22nd trading day expected to occur prior to the maturity date and that ends no later than the trading day immediately preceding the maturity date. However, if 20 trading days do not occur after such date and prior to the maturity date, then the cash settlement averaging period will be the number of trading days that do occur prior to the maturity date.

  •
  Settlement (in shares and/or cash) will occur on or prior to the fifth trading day following the maturity date (or, if the maturity date is not a trading day, on the first trading day thereafter).

        Regardless of which method of settlement we chose, we will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the volume weighted average price of the common stock determined during the applicable cash settlement averaging period relating to the conversion.

        A "trading day" is a day during which trading in securities generally occurs on The Nasdaq National Market (or, if the common stock is not quoted on The Nasdaq National Market, on the principal other market on which the common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either The Nasdaq National Market (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which The Nasdaq National Market (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

        The "volume weighted average price" of one share of our common stock on any trading day will be the volume weighted average prices as displayed under the heading "Bloomberg VWAP" on Bloomberg Page SIVB ‹equity› AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share of our common stock on such trading day as we determine in good faith using a volume weighted method).

        If an event of default, as described under "—Events of Default and Limited Right of Acceleration" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any note or portion of the note (other than cash for fractional shares).

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash referred to in clause (5) below; and distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (a) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (b) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (a) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (b) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

We will not make any adjustment if holders of notes may participate in the transactions described above without converting.

        To the extent we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions, and no adjustments to the conversion price will be made except in limited circumstances. See "Description of Capital Stock."

        In the event of:

  •
  any reclassification of our common stock; or

  •
  a consolidation, merger or combination involving Silicon Valley Bancshares; or

  •
  a sale or conveyance to another person of the property and assets of Silicon Valley Bancshares as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

Subordination of Notes

        The payment of the principal of, premium, if any, on and additional interest on the notes, if any, is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash, or other payment satisfactory to the holders of senior indebtedness, before we pay the holders of the notes. If the notes are accelerated because of an event of default we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of senior indebtedness occurs and is continuing that permits holders of the senior indebtedness to accelerate its maturity.

        As a result of these subordination provisions, in the event of our bankruptcy or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        We are a bank holding company and a financial holding company. Substantially all of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual restrictions. In addition, various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2003, we had approximately $27.3 million of senior indebtedness outstanding and our subsidiaries had approximately $140.8 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes would have been effectively subordinated.

        Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan agreements, bonds, debentures, repurchase agreements, notes or similar instruments or agreements;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a "third party' to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guarantees or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

  (2)
  our obligations with respect to the trust preferred securities; and

  (3)
  the notes.

Optional Redemption by Silicon Valley Bancshares

        We may not redeem the notes prior to their maturity date.

        No sinking fund is provided for the notes.

Events of Default and Limited Right of Acceleration

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture; and

  (3)
  certain events in bankruptcy or reorganization of us.

        If an event of default described in clause (3) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        The indenture does not provide for any right of acceleration of the payment of the principal of the notes upon a default in the performance of any covenant or agreement in the notes or in the indenture. Accordingly, the trustee and the holders will not be entitled to accelerate the maturity of the notes upon the occurrence of any of the events of default described above, except for those described in clause (3) above with respect to us. If a default in the performance of any covenant or agreement in the notes or in the indenture occurs, the trustee may, subject to certain limitations and conditions, seek to enforce the performance of such covenant or agreement.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or additional interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default and its consequences, except the following defaults or events of default:

  •
  failure to pay principal, premium or additional interest on any note when due;

  •
  failure to convert any note into common stock; or

  •
  failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by certain of our officers as to whether or not Silicon Valley Bancshares, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of any note;

  •
  reduce the principal amount of or any premium on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or, other than to one or more of our subsidiaries, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes and the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Registration Rights

        In connection with the initial private placement of the notes we entered into a registration rights agreement with the initial purchaser. The following summarizes some, but not all, provisions of the registration rights agreement. We urge you to read the registration rights agreement which is filed as an exhibit to the registration statement to which this prospectus relates.

        In the registration rights agreement, we agreed to file a shelf registration statement under the Securities Act not later than 90 days after the latest date of original issuance of the notes to register resales of the registrable securities (as defined below). We will use our commercially reasonable efforts to have this shelf registration statement declared effective as promptly as practicable but not later than 180 days after the latest date of original issuance of the notes, and to keep it effective until the earliest of:

  •
  two years from the latest date of original issuance of the notes;

  •
  the date when all of the registrable securities have been transferred pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any similar provision then in force;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act applicable to non-affiliates of Silicon Valley Bancshares; and

  •
  the date when all of the notes and the shares of our common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes, and any security issued with respect thereto upon any stock dividend, split or similar event, until, with respect to each such security, the earliest of:

  •
  its effective registration under the Securities Act and its resale in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act were it not held by an affiliate of Silicon Valley Bancshares; and

  •
  its transfer to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force,

if, as a result of the event or circumstance described in any of the foregoing three bullet points, the legends with respect to transfer restrictions required under the indenture are removed or removable in accordance with the terms of the indenture or the legend.

        We will be permitted to suspend the use of the prospectus which is a part of the registration statement for one or more periods not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally, will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement that are applicable to such holder, including indemnification provisions.

        If:

    (1)
    on or prior to the 90th day after the latest date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

    (2)
    on or prior to the 180th day after the latest date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

    (3)
    we fail, with respect to a holder that supplies the questionnaire described below, to supplement the shelf registration statement in a timely manner as provided in the registration rights agreement in order to name additional selling securityholders; or

    (4)
    after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales in accordance with and during the periods specified in the registration rights agreement and (A) we do not cure the shelf registration statement within five business days by a post-effective amendment, a new registration statement or a report filed pursuant to the Exchange Act (in the event we may not otherwise suspend the availability of the shelf registration statement in the circumstances and for the periods specified in the registration rights agreement) or (B) we do not terminate the suspension periods described above by the 45th day, or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (4) as a registration default), additional interest will accrue on the notes that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% of the stated principal amount per year for the notes. If a holder has converted some or all of its notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of the registration default. In the case of a registration default in clause (3), our obligation to pay additional interest extends only to the affected notes. In no event will additional interest accrue at a rate per year exceeding 0.5%. We will have no other liabilities for monetary damages with respect to our registration obligations. A holder will not be entitled to this additional interest during the period of registration default unless it has provided all information requested by the questionnaire described below prior to the registration default. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are registrable securities within the meaning of the registration rights agreement.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; and

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        The indenture does not restrict us from purchasing, and we may, to the extent permitted by law, purchase, notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

        Wells Fargo Bank Minnesota, National Association, serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one or more global securities. The global security will be registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and additional interest, if any, on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or additional interest, if any, on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue up to 150,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

        As of June 30, 2003, there were 34,490,249 shares of our common stock outstanding that were held of record by approximately 768 stockholders. The holders of common stock are generally entitled to one vote for each share held of record by such stockholder. In the election of directors, stockholders may cumulate their votes in accordance with the provisions of our Certificate of Incorporation. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without any vote or action by our stockholders. Our board of directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our board of directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.

Anti-Takeover Effects of Provisions of Our Charter, Bylaws, Rights Agreement and Delaware Law

  Certificate of Incorporation and Bylaws

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 20,000,000 shares of preferred stock with voting or other rights. Our bylaws provide that special meetings of the stockholders may be called for any purpose by a majority of our board of directors, the chairman of our board or our president.

        These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Rights Agreement

        We adopted a preferred shares rights agreement in October 1998. In connection with the preferred shares rights agreement, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on November 9, 1998. Each right entitles the registered holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series A participating preferred stock at a price of $60.00 per one one-thousandth of a share of Series A participating preferred stock, subject to adjustment.

        Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

  •
  ten days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of our outstanding common stock; or

  •
  ten business days after someone announces they intend to commence a tender offer or exchange offer for 10% or more of our outstanding common stock.

        If the rights become exercisable, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current value of twice the exercise price of the right. If, after the rights become exercisable, we merge into another entity or sell more than 50% of our assets, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the exercise price.

        We may exchange the rights at a ratio of one share of common stock for each right (other than rights held by an acquiring party) at any time after a person or group acquires 10% or more of our common stock but before such person acquires 50% or more of our outstanding common stock. We may also redeem the rights at our option at a price of $0.001 per right at any time before a person or group has acquired 10% or more of our common stock. Unless our board of directors extends the expiration date, the rights expire on the earliest of October 22, 2008, or an exchange or redemption of the rights as described above occurs.

        Our preferred shares rights agreement contemplates the authorization of Series A participating preferred stock. Our board of directors has not formally designated the Series A participating preferred stock. It is contemplated that shares of Series A participating preferred stock would be issuable under certain circumstances if the rights distributed to our stockholders pursuant to the Rights Agreement become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

        Under the preferred shares rights agreement, each share of Series A participating preferred stock purchased upon exercise of a right will entitle the holder to receive a quarterly dividend payment of 1,000 times the dividend declared per share of common stock. In the event of liquidation, each share of Series A participating preferred stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of common stock. In addition, each share of Series A participating preferred stock will have 1,000 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A participating preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        The preferred shares rights agreement is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by the board of directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. We refer to the Internal Revenue Service in this discussion as the "IRS." There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances, for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose "functional currency" is not the U.S. dollar. Also, it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code, may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Internal Revenue Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

        All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial holder of a note or common stock that for United States federal income tax purposes is

  •
  a citizen or resident (as defined in Section 7701 (b) of the Internal Revenue Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty),

  •
  a corporation formed under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source and

  •
  in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a)(30) of the Code.

A "non-U.S. holder" is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

        If a partnership, including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes, is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

  Interest

        The notes will not bear interest. However, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts in the manner described under the caption "Description of the Notes." If the amount or timing of any additional interest on a note is contingent, the note could be subject to special rules that apply to debt instruments that provide for contingent payments ("contingent debt instruments"). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. We believe that the possibility of additional interest is remote and, accordingly, the notes should not be treated as contingent debt instruments because of this potential additional interest. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on U.S. holders unless they disclose their contrary position. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay additional interest, the holders would be required to recognize additional interest income.

  Conversion of Notes Into Common Stock

        A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. To the extent we elect to deliver cash instead of shares of common stock, the tax consequences of the exchange will be as described below under "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange or Retirement of the Notes." Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

  Sale, Exchange or Retirement of the Notes

        Each U.S. holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege to the extent we elect to deliver shares of common stock rather than cash), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder's adjusted tax basis in the notes. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, the maximum long term capital gains rate for individuals is 20%. Capital gain that is not long term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

  The Common Stock

        Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder, as defined above.

        For purposes of withholding tax on dividends discussed below, a non-U.S. holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a non-U.S. holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Dividends

        In general, dividends paid to a non-U.S. holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the non-U.S. holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Conversion

        A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash received to the extent we elect to deliver cash instead of shares of common stock or cash received in lieu of a fractional share will be subject to U.S. federal income tax if it is U.S. trade or business income. Cash received to the extent we elect to deliver cash instead of shares of common stock or cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes.

  Sales, Exchange or Redemption of Notes or Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless

  •
  such gain is U.S. trade or business income,

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition,

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or

  •
  we are a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code.

We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Internal Revenue Code, or that we will become one in the future.

Backup Withholding and Information Reporting

        The Internal Revenue Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 30 percent but will be reduced to 29 percent for 2004 and 2005 and further reduced to 28 percent for 2006 and thereafter. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of dividends to individual U.S. holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

        The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to non-U.S. holders of dividends on common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a non-U.S. holder will have to certify its nonresident status. Some of the common means of doing so are described under "Non-U.S. Holders—Dividends."

        Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Payments made to non-U.S. holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in May 2003. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        The following table contains information as of August 29, 2003 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus. Unless set forth below, none of the selling stockholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Acacia Life Insurance Company	500,000	*	14,869	0.0%
Akela Capital Master Fund, Ltd	12,500,000	8.3%	371,717	1.1%
American Fidelity Assurance Company	300,000	*	8,921	0.0%
Ameritas Life Insurance Company	600,000	*	17,842	0.1%
Arbitex Master Fund, L.P.	15,000,000	10.0%	446,061	1.3%
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd	3,300,000	2.2%	98,133	0.3%
Argent Classic Convertible Arbitrage Fund L.P.	1,700,000	1.1%	50,554	0.1%
Aventis Pension Master Trust	130,000	*	3,866	0.0%
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC	74,000	*	2,201	0.0%
Bear, Stearns & Co., Inc.	2,500,000	1.7%	74,343	0.2%
BNP Paribas Equity Strategies, SNC	2,664,000	1.8%	79,220	0.2%
Boilermaker—Blacksmith Pension Trust	720,000	*	21,411	0.1%
CALAMOS Convertible Growth & Income Fund—CALAMOS Investment Trust	5,815,000	3.9%	172,923	0.5%
CALAMOS Convertible Portfolio—CALAMOS Advisor Trust	85,000	*	2,528	0.0%
The California Wellness Foundation	210,000	*	6,245	0.0%
Cemex Pension Plan	65,000	*	1,933	0.0%
City of Birmingham & Relief System	340,000	*	10,111	0.0%
City of Knoxville Pension System	155,000	*	4,609	0.0%
Cooper Neff Convertible Strategies (Cayman) Master Fund LP	2,454,000	1.6%	72,976	0.2%
Credit Suisse First Boston LLC	5,945,000	4.0%	176,789	0.5%
DB Equity Opportunities Master Portfolio Ltd.	3,000,000	2.0%	89,212	0.3%
Delta Airlines Master Trust	740,000	*	22,006	0.1%
Delta Pilots Disability and Survivorship Trust	210,000	*	6,245	0.0%
Dorinco Reinsurance Company	400,000	*	11,895	0.0%

The Dow Chemical Company Employees' Retirement Plan	1,400,000	*	41,632	0.1%
The Fondren Foundation	75,000	*	2,230	0.0%
Forest Fulcrum Fund, L.P.	165,000	*	4,907	0.0%
Forest Global Convertible Fund, Ltd., Class A-5	839,000	*	24,950	0.1%
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	184,000	*	5,472	0.0%
Genesee County Employees' Retirement System	165,000	*	4,907	0.0%
GLG Market Neutral Fund	10,000,000	6.7%	297,374	0.9%
Goodville Mutual Casualty	175,000	*	5,204	0.0%
Grange Mutual Casualty	375,000	*	11,152	0.0%
Greek Catholic Union of the USA	25,000	*	743	0.0%
Highbridge International	5,000,000	3.3%	148,687	0.4%
HFR TQA Master Trust, c/o TQA Investors, LLC	199,000	*	5,918	0.0%
Jackson County Employees' Retirement System	70,000	*	2,082	0.0%
KBC Financial Products, USA, Inc.	3,000,000	2.0%	89,212	0.3%
Knoxville Utilities Board Retirement System	70,000	*	2,082	0.0%
LDG Limited	293,000	*	8,713	0.0%
Lexington Vantage Fund, c/o TQA Investors, LLC	47,000	*	1,398	0.0%
LTT Limited	69,000	*	2,052	0.0%
Lyxor/Forest Fund Ltd. c/o Forest Investment Management LLC	407,000	*	12,103	0.0%
Macomb County Employees' Retirement System	150,000	*	4,461	0.0%
MLQA Convertible Securities Arbitrage, Ltd	10,000,000	6.7%	297,374	0.9%
Nomura Securities Int'l.	13,500,000	9.0%	401,455	1.2%
Norcal Mutual Insurance Company	135,000	*	4,015	0.0%
OZ Convertible Master Fund, Ltd.	499,000	*	14,839	0.0%
OZ Master Fund, Ltd.	5,501,000	3.7%	163,585	0.5%
Pennington Biomedical Research Foundation	75,000	*	2,230	0.0%
Physicians' Reciprocal Insurers Account #7	400,000	*	11,895	0.0%
Port Authority of Allegheny County Retirement and Disability Allowance Plan	330,000	*	9,813	0.0%
Pyramid Equity Strategies Fund	750,000	*	22,303	0.1%

RAM Trading Inc.	5,000,000	3.3%	148,687	0.4%
Relay II Holdings Co. c/o Forest Investment Management LLC	49,000	*	1,457	0.0%
San Francisco Employee's Retirement System	2,900,000	1.9%	86,238	0.3%
SCI Endowment Care Common Trust Fund—First Union	50,000	*	1,487	0.0%
SCI Endowment Care Common Trust Fund—National Fiduciary Svcs	100,000	*	2,974	0.0%
SCI Endowment Care Common Trust—Suntrust	40,000	*	1,189	0.0%
SEI Private Trust Company	320,000	*	9,516	0.0%
Singlehedge US Convertible Arbitroge Fund	504,000	*	14,988	0.0%
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC	25,000	*	743	0.0%
Sphinx Fund, c/o TQA Investors, LLC	55,000	*	1,636	0.0%
Southern Farm Bureau Life Insurance Company	370,000	*	11,003	0.0%
Sturgeon Limited	378,000	*	11,241	0.0%
Sunrise Partners Limited Partnership	4,000,000	2.7%	118,950	0.3%
Swiss ReFinancial Products Corporation	5,000,000	3.3%	148,687	0.4%
TCW Group Inc.	8,385,000	5.6%	249,348	0.7%
Timberpass Trading LLC	1,000,000	*	29,737	0.1%
TQA Master Fund, Ltd	2,715,000	1.8%	80,737	0.2%
TQA Master Plus Fund Ltd	2,151,000	1.4%	63,965	0.2%
UBS O'Connor LLC FBO O'Connor Global Convertible Arbitrage Master Limited	2,000,000	1.3%	59,475	0.2%
Union Carbide Retirement Account	620,000	*	18,437	0.1%
United Food & Comm. Works Local 1262 & Employers Pension Fund	320,000	*	9,516	0.0%
Univar USA Inc. Retirement Plan	160,000	*	4,758	0.0%
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Management LLC	37,000	*	1,100	0.0%
Westward Insurance Co.	25,000	*	743	0.0%
White River Securities, LLC	2,500,000	1.7%	74,343	0.2%
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC	37,000	*	1,100	0.0%
Xavex Convertible Arbitrage 7 Fund, c/o TQA Investors, LLC	399,000	*	11,865	0.0%
Zurich Institutional Benchmarks Master Fund, Ltd	341,000	*	10,140	0.0%

Zurich Institutional Benchmarks Master Fund, Ltd. c/o Forest Investment Management LLC	114,000	*	3,390	0.0%
Any other holder of Notes or future transferee, pledgee, donee or successor of any holder (3) (4)

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion price of approximately $33.6277 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 34,490,249 shares of common stock outstanding as of June 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Information about other selling securityholders will be set forth in post-effective amendments or prospectus supplements, if required.

(4)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table.

        The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

        Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or underlying common stock may be listed or quoted at the time of the sale, including The Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        Our common stock is listed on The Nasdaq National Market under the symbol "SIVB." We do not intend to apply for the listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

        There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements of Silicon Valley Bancshares as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the Securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$10,808
Accounting fees and expenses	300,000
Trustee's fees and expenses	15,000
Legal fees and expenses of the registrant	545,000
Miscellaneous	105,000

Total	$975,808

Item 15. Indemnification of Directors and Officers

        Our bylaws provide that the company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

        Our certificate of incorporation provides that our directors will not be personally liable to the company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, will be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

        We have obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
3.1	(1)	Certificate of Incorporation of the Company, as amended.
3.2	*	Bylaws of the Company, as amended.
4.1	*	Indenture, dated as of May 20, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.
4.2	*	Form of Note (included in Exhibit 4.1).
4.3	*	Registration Rights Agreement, dated as of May 20, 2003, between the Company and the initial purchasers named therein.
5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of KPMG LLP, independent accountants.
23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	*	Power of Attorney of certain directors and officers of Silicon Valley Bancshares (see page II-4 of initial filing of this Form S-3).
25.1	*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*
Previously filed.

(1)
Incorporated by reference to Exhibit 3.1 to Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and March 31, 1999.

Item 17. Undertakings

        1.     The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to our Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on September 12, 2003.

SILICON VALLEY BANCSHARES
By:	* Kenneth P. Wilcox President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to our Form S-3 Registration Statement has been signed by the following persons in the capacities indicated:

Name	Title	Date
* Alex W. Hart	Chairman of the Board of Directors	September 12, 2003
* Kenneth P. Wilcox	President, Chief Executive Officer and Director (Chief Executive Officer)	September 12, 2003
* Lauren A. Friedman	Chief Financial Officer (Principal Financial Officer)	September 12, 2003
/s/ DONAL D. DELANEY Donal D. Delaney	Controller (Principal Accounting Officer)	September 12, 2003
* Gary K. Barr	Director	September 12, 2003
* James F. Burns	Director	September 12, 2003
G. Felda Hardymon	Director
* Stephen E. Jackson	Director	September 12, 2003
James R. Porter	Director
Michaela K. Rodeno	Director

*By:	/s/ DONAL D. DELANEY Donal D. Delaney Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Exhibit Title
3.1	(1)	Certificate of Incorporation of the Company, as amended.
3.2	*	Bylaws of the Company, as amended.
4.1	*	Indenture, dated as of May 20, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.
4.2	*	Form of Note (included in Exhibit 4.1).
4.3	*	Registration Rights Agreement, dated as of May 20, 2003, between the Company and the initial purchasers named therein.
5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of KPMG LLP, independent accountants.
23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	*	Power of Attorney of certain directors and officers of Silicon Valley Bancshares (see page II-4 of initial filing of this Form S-3).
25.1	*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*
Previously filed.

(1)
Incorporated by reference to Exhibit 3.1 to Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and March 31, 1999.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Silicon Valley Bancshares
The Offering
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX